UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
July 31, 2018

.

ESPEY MFG & ELECTRONICS CORP.

(Exact name of registrant as specified in its charter)

New York (State or Other Jurisdiction of Incorporation)	001-04383 (Commission File Number)	14-1387171 (IRS Employer Identification No.)

233 Ballston Avenue, Saratoga Springs, New York 12866 (Address of principal executive offices)

(518) 584-4100 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Other Events.

Espey Mfg. & Electronics Corp. (the “Company”) has terminated each of the Retired Director Compensation Program, as most recently amended effective June 2, 2017, which remained in effect as to one director only, and the Director Contingent Severance Compensation Program, adopted March 2, 2018 (collectively, the “Programs”). The individual directors having agreements under such Programs agreed to the termination of their respective agreements.

The termination of the Programs and the agreements, among other matters, was effected by a Settlement Agreement dated July 31, 2018 (the “Agreement”), among the Company, The Article 6 Marital Trust Under The First Amended and Restated Jerry Zucker Revocable Trust Dated April 2, 2007 (the “Shareholder”), and the directors of the Company having agreements under the Programs.

The Shareholder beneficially owns 93,000 shares of the Company’s common stock. The Agreement memorializes an amicable resolution of various claims which had been raised by the Shareholder against the Company and members of the Company’s board of directors pertaining to corporate governance and non-employee director compensation.

The Shareholder agreed, among other matters, that it would not submit or cause the submission of a shareholder proposal concerning any matter pertaining to Company director compensation or director term of service for any meeting of the Company’s shareholders to be held through the year 2022.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Document
10.16	Settlement Agreement dated July 31, 2018, by and among Espey Mfg. & Electronics Corp., The Article 6 Marital Trust Under The First Amended and Restated Jerry Zucker Revocable Trust Dated April 2, 2007, and Paul J. Corr, Michael W. Wool, Barry Pinsley, Carl Helmetag, Howard Pinsley, and Alvin O. Sabo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2018		ESPEY MFG. & ELECTRONICS CORP.
	By:	/s/ David O’Neil
David O’Neil Executive Vice President